Exhibit 99.1 (b) 5

ARCLIGHT SYSTEMS LLC

Statements of Cash Flows

Year ended December 31, 2002 and Period from April 1, 2001

(date of inception of operations) to December 31, 2001

	2002	2001
Cash flows from operating activities:
Net income (loss)	$55,537,075	$(5,802,593)
Adjustments to reconcile net loss to net cash used in operating activities:
Net income from discontinued operations	(78,862,837)	(3,272,883)
Depreciation	1,403,794	728,570
Amortization of intangible assets	3,256,305	985,161
Amortization of capitalized software	401,294	10,325
Net loss from disposal of assets	550,682	—
Non-cash data costs	77,261	—
Changes in assets and liabilities:
Accounts receivable	11,901	(612,951)
Prepaid expenses and other assets	(536,347)	66,140
Accounts payable	164,852	162,673
Payable to Cardinal Health	(658,305)	934,643
Other assets and liabilities, net of investing activity related accruals	2,759,431	1,120,669

Net cash used in continuing operations	(15,894,894)	(5,680,246)

Net cash provided by discontinued operations	1,219,419	3,181,294

Net cash used in operating activities	(14,675,475)	(2,498,952)

Cash flows from investing activities:
Net proceeds from sale of ScriptLINE business	77,950,455	—
Purchases of property and equipment	(1,049,434)	(1,398,167)
Capitalized software	(1,500,307)	(165,531)

Net cash provided by (used in) investing activities	75,400,714	(1,563,698)

Cash flows from financing activities:
Proceeds from issuance of note payable to related parties	4,000,000	5,000,000
Repayments of notes payable to related parties	(9,000,000)	—
Distributions	(450,000)	—

Net cash provided by (used in) financing activities	(5,450,000)	5,000,000

Net increase in cash and cash equivalents	55,275,239	937,350

Cash and cash equivalents at beginning of period	937,350	—

Cash and cash equivalents at end of period	$56,212,589	$937,350

Supplemental disclosure of cash flow information:
Interest paid	$114,045	$63,195

Noncash financing activities:
Intangible assets received through the issuance of Class B and C units	$3,542,285	$14,514,512

See accompanying notes to financial statements.